MOMENTUM



The following is an example of the calculation of the Money Market Division's yield for the seven-day period ended December 31, 1993. Yields may fluctuate substantially from the example shown.

1.   The value of one Unit in a hypothetical
     account (excluding capital changes) at the
     beginning of the seven-day period
     (December 24, 1993)                                       $ 25.412950

2    The value of one Unit in the same hypothetical
     account (excluding capital changes) at the
     end of the seven-day period
     (December 31, 1993)                                         25.420946

3.   Net change in Unit Value [(1) subtracted from
     (2)]                                                          .007996

4.   Adjustment to the net change in the Unit Value
     to reflect the average annual administrative
     expense charge                                                .0000634

5.   Adjusted net change in the Unit Value [(4)
     subtracted from (3)]                                          .007933

6.   Base period return [(5) divided by (1)]                       .000312

7.   Current yield [(6) annualized (multiplied by
     365/7)]                                                      1.63%

8.   Effective Yield                                              1.65%